Exhibit 10.2

AMENDMENT NO. 1 TO LOAN AGREEMENT

          This AMENDMENT NO. 1 (“Amendment No, 1”) to the Loan Agreement dated June 4, 2003, between HORIZON VESSELS, INC., a Delaware corporation, (“Borrower”) and ELLIOTT ASSOCIATES, L,P., a Delaware limited partnership (“Lender”), (the “Loan Agreement”) is dated as of June 30,2003.

               WHEREAS, pursuant to the Loan Agreement, the Leader has made available to the Borrower a loan facility of up to USD 15,000,000.00 (the “Loan”), and

               WHEREAS, the Borrower and the Lender wish to amend the Loan Agreement as herein provided.

          NOW THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Loan Agreement as follows:

          1.0    Section 1.1    Definitions shall be amended by adding the following:

          “Fixed Charge Coverage Ratio” means the sum of the Guarantor’s earnings on a consolidated basis before interest, taxes, depreciation and amortization less the the greater of the Guarantor’s actual consolidated capital expenditures or USD 10,000,000.00 on an annualized basis divided by the sum of the Guarantor’s consolidated (i) cash interest expenses and (ii) the current portion of long term debt and capitalized lease expenses. For purposes of this definition, the current portion of long term debt and capitalized leases will be determined as of the last day of the calculation period. The Fixed Charge Coverage Ratio will be calculated at the end of each of the Guarantor’s fiscal quarters using the results of that quarter and each of the three immediately preceding quarters.

          2.0    Section 2.1    Commitment to Make Loan is hereby amended to add the following at the end thereof:

          As consideration for Lender agreeing to this Amendment No. 1 to Loan Agreement, Borrower agrees to pay Lender a commitment fee of S150,000 on or before July 15, 2003.

          3.0    Section 2.3    Interest Rates shall be deleted in its entirety and replaced by the following:

The Term Note shall bear interest at the fixed rate of twelve percent (12%) per annum (but in no event to exceed the maximum rate permitted by law) (the “Interest Rate”), except that in the event Borrower does not (i) procure cancellation of the preferred ship mortgage on the Vessel in favor of General Electric Capital Corporation on or before August 15, 2003, (ii) procure the cancellation of the first and second Deed of Trust in favor of SouthTrust Bank on the property located at 8200 Yacht Club Road, Port Arthur Texas on or before October 1, 2003, and (iii) pay the Overadvance of $5,000,000 from CIT Group/Equipment Financing, Inc. (“CIT”) pursuant to the Credit Agreement among the Borrower, certain guarantors and CIT dated May 10, 2001, on or before July 30, 2003, the Interest Rate shall be increased to the lesser of eighteen percent (18%) per annum or the highest lawful rate permitted by applicable law the “Maximum Rate”. Any overdue principal of and, to the extent permitted by law, overdue interest on the Term Note shall bear interest, payable on demand, for each day until paid at a rate per annum (the “Default Rate”) equal to the lesser of (a) three percent (3%) above the Interest Rate or (b) the maximum rale permitted by applicable law. In the event the Maximum Rate becomes applicable under clauses (i) or (ii) above, the Maximum Rate shall remain in effect until Borrower complies with requirements of clauses (i) and (ii) at which time the Interest Rate shall return to twelve percent (12%) per annum. In the event the Maximum Rate becomes applicable under clause (iii) above, the Maximum Rate shall remain applicable for the entire term of the Agreement.

          4.0    Section 2.4    Payment. Shall be deleted in its entirety and replaced by the following:

The balance of the Term Note plus accrued interest shall be payable on or before June 30, 2004, or such earlier time as provided below and Borrower shall pay interest monthly on the 4th day of each and every month until the Term Note is paid. In the event Borrower is unable to pay the balance of the Term Note, plus accrued interest, on or before June 30, 2004 as a result of fixed Charge Coverage Ratio being less than 1.1 to 1.0 based on the aggregate result of any four consecutive quarters, Lender shall have the irrevocable option from such time to convert up to $5,000,000 of the loan into freely tradable unledgeded common stock of Horizon Offshore, Inc. at a conversion price which is the greater of 100% of the volume weighted average price of Horizon Offshore, Inc. (“Horizon”) common stock for the 30 trading days preceding the receipt by Horizon of a conversion notice from the Lender or $3.50 per share. For the avoidance of doubt, the lender will have the right to convert up to $5,000,000 of the loan from July 1, 2004 in the event that the above test is not met. The lender will have the right to convert minimum tranches of $250,000 at any one time. Horizon shall deliver freely tradable unledgeded stock within 2 business days of receiving a conversion notice. In the event that Horizon does not deliver such stock, the Term Note shall immediately be due and payable.

In the event the Fixed Charge Coverage Ratio test is less that 1.1 to 1 based on the aggregate result of any four consecutive quarters on June 30, 2004, and the Borrower has been unable to pay the balance of the term note prior to that time, then the balance of the loan then outstanding shall mature 3 months from such time and shall continue to roll 3 months forward until the Fixed Charge Coverage Ratio test is greater than 1.1 to 1 based on the aggregate result of any four consecutive quarters.

          5.0    Section 2.8    Prepayment shall be amended by deleting the first sentence and by inserting the following:

          In the event that Borrower or any of the Guarantors or any of their affiliates or subsidiaries receives a payment from Petroleos de Mexico pursuant to the EPC 64 contract of at least $40,000,000, Borrower shall make a mandatory prepayment of the Term Loan of $5,000,000.

          Borrower shall make a mandatory prepayment of the outstanding loan balance when the Horizon Offshore, Inc.’s Fixed Charge Coverage Ratio is greater than 1.1 to 1.0 based on the aggregate result of any four consecutive quarters.

          In the event Horizon Offshore, Inc. is in receipt of proceeds from the sale of new common equity or convertible securities the Borrower shall make a mandatory prepayment of an amount equal to the lesser of the entire amount of such proceeds or the then outstanding loan balance.

          6.0    Section 7.01    Events of Default is hereby amended by deleting sub-section (xi) and substituting in lieu thereof the following:

          (xi) the occurrence of a default under any of the Collateral Documents or under any contract or agreement for the borrowing of money in which the Borrower or any of the Guarantors is a party.

          7.0    Except as specifically amended by this Amendment No. 1, all of the terms and provisions of the Loan Agreement shall remain in full force and effect.

          8.0    All capitalized terms used herein but not defined herein shall have the meanings given to them in the Loan Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HORIZON VESSELS, INC.

By: [ILLEGIBLE]

Title: [ILLEGIBLE]

ELLIOTT ASSOCIATES L.P.

By: [ILLEGIBLE]

Title: Senior Portfolio Manager